Exhibit 4.7.2

September 28, 2009

Mr. George Kubin

Vice President

Deutsche Bank National Trust Company

222 South Riverside Plaza, 25th Floor

Chicago, IL 60606

Attention: Corporate Trust Administration

Fax: 312 537 1009

Subject:	Hawker Beechcraft Acquisition Company LLC Senior PIK Election Note dated March 26, 2007

Dear Mr. Kubin,

Pursuant to clause 1 of the Subject Note, we hereby notify you of our election to pay PIK interest for the entire amount of interest due for the interest period beginning October 1, 2009.

Sincerely,

/s/ George M. Sellew

George M. Sellew

Vice President and Treasurer

Hawker Beechcraft Acquisition Company LLC

101 S. Webb Road

Wichita, KS 67201-0085